Exhibit 99.1

             SICOR Reports Second Quarter 2003 Financial Results



    IRVINE, Calif., July 24 /PRNewswire-FirstCall/ -- SICOR Inc.

(Nasdaq: SCRI) today announced that net product sales for the second quarter of 2003 increased 19% to $133.6 million compared to $111.9 million for the second quarter of 2002.  This increase was primarily due to the introduction of new products by its finished dosage businesses in the United States and

Mexico and improved sales of existing products by its raw material businesses in Italy and Mexico.  Gross margins were 55% for the second quarter of 2003 as compared to gross margins of 58% for the second quarter of 2002, which was primarily due to changes in product mix and the timing of new product introductions.

    Net income applicable to common shares for the quarter ended June 30, 2003 was $28.0 million, or $0.23 per share on a diluted basis, compared to net income of $26.5 million, or $0.22 diluted earnings per share for the comparable quarter ended June 30, 2002.



    Operating Expenses

    Research and development expenses increased 48% to $8.2 million for the second quarter of 2003 as compared to $5.5 million in the comparable quarter of the prior year.  This increase was primarily due to increased development expenditures in SICOR's European biopharmaceutical operations as it moves forward with its global strategy.  R&D expenses were 6% of net product sales in the second quarter of 2003 as compared to 5% in the second quarter of 2002.

    Selling, general and administrative expenses during the second quarter of

2003 increased 10% to $19.4 million as compared to $17.5 million in the same period a year earlier.  This increase reflects the ramp up of SICOR's sales organizations.  SG&A expenses, however, were 15% of net product sales in the second quarter of 2003 as compared to 16% in the second quarter of 2002.

    "Our increased sales volume is the direct result of our development efforts, which have managed to deliver seventeen new product offerings in the past twelve months across all our divisions," stated Marvin Samson, president and chief executive officer.  "We are proud of our team's sustained performance and market leadership and our ability to deliver positive quarterly net income and cash from operations.  Our goal is to grow SICOR's business profitably by delivering the best possible quality, innovation and service in our sector."



    Six Month Financial Results

    For the six months ended June 30, 2003, net product sales increased 18% to

$262.0 million compared to $221.5 million for the six months ended June 30,

2002.  This increase was chiefly attributable to the introduction of new products in SICOR's finished dosage business in the United States.  Gross margins were 54% in the first six months of 2003 as compared to 56% in the first six months of 2002, which was primarily due to changes in product mix due and to the timing of new product introductions.

    Research and development expenses increased 49% to $15.7 million for the first six months of 2003 compared to $10.5 million in the same six months of the prior year, primarily due to increased development costs associated with

SICOR's European biopharmaceutical operations.  R&D expenses were 6% of net product sales in the first half of 2003 as compared to 5% in the first half of

2002.

    Selling, general and administrative expenses during the first six months of 2003 increased 14% to $36.6 million compared to $32.1 million in the same period a year earlier.  This increase primarily reflects the ramp up of

SICOR's sales organizations.  SG&A expenses were 14% of net product sales in both the first half of 2003 and the first half of 2002.

    Net income applicable to common shares for the first half of 2003 was

$54.4 million, or $0.45 diluted earnings per share compared to net income applicable to common shares of $49.0 million, or $0.41 diluted earnings per share for the same period a year earlier.



    2003 Financial Outlook

    Based upon the results of the first half of 2003, SICOR continues to remain comfortable with previous guidance, with revenues in the range of

$525 million to $550 million and diluted earnings per share in the range of

$0.92 to $0.98 per share for 2003.



    Conference Call Information

    As previously announced, the Company will hold a conference call on

Thursday, July 24, 2003 at 10:00 a.m. (Eastern Time) to review the results of the second quarter of 2003 and discuss the outlook for the rest of the year.

The public is invited to listen to this conference call by dialing

800-575-5790 at least 10 to 15 minutes prior to the start of the call.

Individuals who dial in will be asked to identify themselves and their affiliations.  Investors, analysts and the public are also invited to listen to the conference call over the internet by visiting our website at

http://www.sicor.com. To listen to this call live on the Internet, visit the investor page of SICOR's Web site at least 20 minutes early (to download and install any necessary audio software).



    SICOR Inc. is a vertically integrated, multinational pharmaceutical company that focuses on generic finished dosage injectable pharmaceuticals,

active pharmaceutical ingredients, or APIs, and generic biopharmaceuticals.

Using internal research and development capabilities, together with operational flexibility and manufacturing and regulatory expertise, SICOR is able to take a wide variety of products from the laboratory to the worldwide market.  Leveraging these capabilities, SICOR concentrates on products and technologies that present significant barriers to entry or offer second-to-

market opportunities.  SICOR operates several manufacturing facilities in the

U.S., Western and Eastern Europe and Mexico, while maintaining its corporate headquarters in Irvine, California.  For more information, please visit our website at www.sicor.com.



    This press release contains forward looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward looking statements including whether SICOR will realize long-term growth, whether SICOR will achieve targeted top-line and bottom-line financial results for 2003, whether financial performance will be consistent, whether SICOR will deliver sustainable returns for its shareholders, whether SICOR's formula for success is working, whether SICOR's biotech operation will deliver future growth for the company, and those matters set forth in the risk factors section of SICOR's filings on Forms 10-K and 10-Q with the Securities and Exchange Commission.  These forward looking statements represent the Company's judgment as of the date of this press release.  The Company disclaims any intent or obligation to update these forward looking statements.







                                  SICOR Inc.

                            PRESS RELEASE SUMMARY

                      Second Quarter Ended June 30, 2003

                                   ($000's)



                                        Three months ended   Six months ended

                                             June 30,            June 30,

    Income Statement Data:               2003      2002       2003      2002



    Net product sales                  $133,583  $111,921  $261,999  $221,474



    Costs and expenses:

      Cost of sales                      60,288    46,786   119,352    98,025

      Research and development            8,217     5,548    15,705    10,506

      Selling, general and

       administrative                    19,392    17,549    36,556    32,073

      Write-down of long-lived assets         -         -         -     1,229

      Amortization of intangibles         1,073       942     2,025     1,884

    Operating income                     44,613    41,096    88,361    77,757

    Interest and other income

     (expense), net                        (244)      615      (477)      117

    Income before income taxes           44,369    41,711    87,884    77,874

    Provision for income taxes          (16,356)  (15,208)  (33,529)  (28,338)

    Net income                           28,013    26,503    54,355    49,536

    Dividends on preferred stock              -         -         -      (580)

    Net income applicable to common

     shares                             $28,013   $26,503   $54,355   $48,956



    Net income per share:

      Basic                               $0.24     $0.23     $0.46     $0.42

      Diluted                             $0.23     $0.22     $0.45     $0.41



    Weighted average number of common

     shares:

      Basic                             118,372   116,004   118,020   115,768

      Diluted                           121,458   120,313   120,916   119,983







    Balance Sheet Data:                          6/30/03           12/31/02

                                                                   (audited)

    Assets:

      Cash and short-term investments             $258,911           $199,823

      Accounts receivable, net                      81,089             84,707

      Inventory, net                                91,509             75,870

      Other current assets                          41,999             39,820

      Property and equipment, net                  199,091            186,616

      Long-term investments                         99,731            130,416

      Intangibles, net                             112,260            111,022

      Other assets                                  22,163             35,104

        Total assets                              $906,753           $863,378



    Liabilities and stockholders' equity:

      Current liabilities                         $124,071           $133,121

      Other liabilities                             12,767             30,272

      Deferred taxes                                14,093             14,535

      Stockholders' equity                         755,822            685,450

        Total liabilities and

         stockholders' equity                     $906,753           $863,378







                                  SICOR Inc.

                            PRESS RELEASE SUMMARY

                      Second Quarter Ended June 30, 2003

                                   ($000's)



                                         Three months ended   Six months ended

                                              June 30,            June 30,

    Supplementary Financial Information:    2003     2002      2003     2002



    Net Product Sales Data:



           Propofol                           26%      24%      28%      30%

           Other finished dosage              53%      57%      50%      48%

       Total finished dosage                  79%      81%      78%      78%

       Active pharmaceutical ingredients      20%      19%      21%      21%

       Generic biopharmaceuticals              1%       0%       1%       1%

                                             100%     100%     100%     100%



    Investor Data:



       Gross margin                           55%      58%      54%      56%

       Research and development                6%       5%       6%       5%

       Selling, general and administrative    15%      16%      14%      14%

       Operating income                       33%      37%      34%      35%

       Effective tax rate                     37%      36%      38%      36%



SOURCE  SICOR Inc.

    -0-                             07/24/2003

    /CONTACT:  Laurie W. Little of SICOR Inc., +1-949-455-4879/

    /Web site:  http://www.sicor.com /

    (SCRI)



CO:  SICOR Inc.

ST:  California

IN:  HEA MTC BIO

SU:  ERN ERP CCA